SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2005

TITAN GLOBAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-32847	87-0433444
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

44358 Old Warm Springs Boulevard
Fremont, California 94538
(Address of principle executive offices)

(510) 824-1200
(Registrant’s telephone number, including area code)

Ventures-National Incorporated
(Former name or former address, if changed since last report)

Copies to:
Gregory Sichenzia, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04     Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Of-Balance Sheet Arrangement

On November 9, 2005, Oblio Telecom, Inc,. (“Oblio”), a wholly owned subsidiary of Titan Global Holdings, Inc. (the “Registrant”), was notified by Capital Source Finance LLC (“Capital Source”) that certain Events of Default have occurred and are continuing to occur in connection with the Credit and Security Agreement dated as of August 12, 2005 (the “Loan Agreement”) among Oblio, Pinless, Inc. (“Pinless”), Oblio’s wholly owned subsidiary, and Capital Source. The Loan Agreement provided for a $26,400,000 credit facility, consisting of a $15,000,000 revolving credit facility (the “Revolving Loan”) and, a $5,000,000 senior term loan and a $6,400,000 senior term loan (the “Term Loans”).

Oblio was advised that it has defaulted on certain representations and covenants. Oblio has met all monetary obligations to Capital Source including the payment of two principal payments each of $475,000 (aggregate of $950,000) and interest of $372,000. As a result of the Events of Default, the interest rate on the Revolving Loan and the Term Loan was increased by 4% per annum with Oblio being assessed an interest rate of 11.75% on the Revolving Loan and 14.75% on the Term Loans. In addition Oblio is assessed a non-compliance fee of approximately $6,500 per day. Although the occurrence of the Events of Default permit Capital Source to accelerate the obligations, Oblio was advised that except for the penalties described above, Capital Source is not taking any immediate action with respect to the default.

A copy of the letter received by Oblio and the Press Release disseminated by the Registrant are attached hereto as Exhibit 99.1 and 99.2 respectively.

Item 9.01      Financial Statements and Exhibits

Exhibit Number	Description
99.1	Letter dated November 9, 2005 from Capital Source Finance LLC
99.2	Press Release

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

VENTURES-NATIONAL INCORPORATED

By:	/s/ Curtis Okumura

Curtis Okumura President & Chief Executive Officer

Date: November 16, 2005